UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2013

NetSuite Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33870	94-3310471
(State or other jurisdiction of incorporation organization)	(Commission file number)	(I.R.S. Employer Identification No.)

2955 Campus Drive, Suite 100 San Mateo, California	94403-2511
(Address of principal executive offices)	(Zip Code)

(650) 627-1000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On February 1, 2013, NetSuite Inc. (the “Company”) entered into an amendment (the “Fourth Amendment”) of the commercial lease agreement, as amended (the “Lease”), with EOP-Peninsula Office Park, L.L.C. (“EOP-Peninsula”) for its corporate headquarters located in San Mateo, California. The Fourth Amendment does not amend the term of the Lease.

Under the terms of the Fourth Amendment, the Company increased the size of the space leased by the Company from EOP-Peninsula by an additional 14,154 square feet, effective February 9, 2013, from 79,589 square feet to 93,743 square feet, through the inclusion of additional space (“Suite 110”).

Under the Fourth Amendment, the future base rent payments with respect to Suite 110 will be as follows:

Twelve months ended August 31,	Annual Rate Per Square Foot	Monthly Base Rent
2013	$40.80	$48,123.60
2014	$42.02	$49,562.59
2015	$43.28	$51,048.76
2016	$44.58	$52,582.11
2017	$45.92	$54,162.64
2018	$47.30	$55,790.35
2019	$48.72	$57,465.24

In addition to the above future base rent payments for Suite 110, the Company will be responsible for its pro rata share of expenses and taxes for the building based upon the leasing of Suite 110, as provided in the Lease and the Fourth Amendment.

The foregoing description of the Fourth Amendment does not purport to be complete, and is qualified in its entirety by reference to the Fourth Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibits

10.1	Fourth Amendment to the Office Lease Agreement by and between the Company and EOP-Peninsula Office Park, L.L.C. dated February 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2013

NETSUITE INC.

By:	/s/ Douglas P. Solomon
Douglas P. Solomon SVP, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

10.1	Fourth Amendment to the Office Lease Agreement by and between the Company and EOP-Peninsula Office Park, L.L.C. dated February 1, 2013.